UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Marathon Oil Corporation

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SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

APRIL 25, 2012

This Supplement to Proxy Statement is being furnished to the stockholders of Marathon Oil Corporation in connection with the solicitation of proxies by our Board of Directors for use in voting at our upcoming annual meeting of stockholders. The annual meeting of stockholders will be held on April 25, 2012 at 10:00 a.m., Central Time, in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas.

This Supplement to Proxy Statement supplements the Proxy Statement dated March 8, 2012, previously made available to our stockholders in connection with the solicitation of proxies for use at the 2012 annual meeting of stockholders. In our Proxy Statement, we disclosed that “[i]n determining independence, the Board [of Directors] affirmatively determines whether directors have no material relationship with the Company.” In making this independence determination for 2011, the Board considered, among other things, payments for legal services totaling $74,996 made by the downstream component of the Company to a law firm of which Philip Lader is a partner. Since the spin-off of our downstream business on June 30, 2011, the Company has not done business with the law firm and has no current plans to do business with the law firm in the future.

This Supplement does not provide all of the information that is important to your decisions in voting at the annual meeting of stockholders. Additional information is contained in the Proxy Statement for our 2012 annual meeting of stockholders that was previously made available to our stockholders. Except as described above, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement.

April 11, 2012